As filed with the Securities and Exchange Commission on October 28, 1997

                                          Registration No. 333-_____

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM S-8
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                ADVANTAGE LEARNING SYSTEMS, INC.
     (Exact Name of Registrant as Specified in its Charter)

     Wisconsin                                   39-1559474
     (State of                                (I.R.S. Employer
   Incorporation)                              Identification
                                                   Number)



2911 Peach Street, Wisconsin Rapids, Wisconsin   54495-8036
(Address of Principal Executive Offices)         (Zip Code)



 ADVANTAGE LEARNING SYSTEMS, INC. 1997 STOCK INCENTIVE
                         PLAN



       Michael H. Baum, Chief Executive Officer
           Advantage Learning Systems, Inc.
                   2911 Peach Street
        Wisconsin Rapids, Wisconsin  54495-8036
        (Name and Address of Agent for Service)
                     (715) 424-3636
  (Telephone Number, including area code, of Agent for
                       Service)



                       Copy to:

                  Randall J. Erickson
                 Godfrey & Kahn, S.C.
                780 North Water Street
           Milwaukee, Wisconsin  53202-3590
                    (414) 273-3500




            CALCULATION OF REGISTRATION FEE

 Title of      Amount        Proposed       Proposed       Amount of
securities     to be         maximum        maximum      registration
  to be      registered   offering price    aggregate        fee(1)
registered                 per share(1)  offering price(1)

Common
Stock,       1,500,000        $26.1875      $39,281,250     $11,903.41
$0.01 par
value

(1) The registration fee was calculated pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended. The registration fee is based on the average of the high and low price of a share of Advantage Learning Systems, Inc. common stock on
October 23, 1997 on the Nasdaq National Market, as reported in the Midwest Edition of The Wall Street
Journal on October 24, 1997.

                        PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this Registration Statement:

       (a) The Registrant's latest prospectus filed pursuant to Rule 424(b) under the Securities
       Act of 1933, as amended (the "Securities Act");
       and

       (b) The description of the Registrant's Common
       Stock contained in the Registrant's
       Registration Statement filed pursuant to
       Section 12 of the Securities Exchange Act of
       1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 6.   Indemnification of Directors and Officers.

          Section 180.0851 of the Wisconsin Business
     Corporation Law (the "WBCL") requires a
     corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In cases where a director or officer is not successful on the merits or otherwise in the defense of a proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes:
     (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

          Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation's articles of incorporation or by-laws, a written agreement between the director or officer and the corporation or a resolution of the board of directors or the shareholders.

          Unless otherwise provided in the articles of incorporation or by-laws, or by written agreement between the director or officer and the corporation, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors, or if such disinterested quorum cannot be obtained, by a majority vote of a committee of two or more disinterested directors;
     (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee
     (or if unable to obtain such a quorum or committee, by a majority vote of the full board of directors); (iii) by a panel of three arbitrators
     (one of which is chosen by a quorum of
     disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

          Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation, pursuant to Section
     180.0853 of the WBCL, at such time as the director or officer furnishes to the corporation written affirmation of his or her good faith that he or she has not breached or failed to perform his or her duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

          Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

          As permitted by Section 180.0858, the
     Registrant has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of the Registrant's by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. The Registrant has purchased directors' and officers' liability insurance which insures the Registrant's officers and directors against certain liabilities which may arise under the Securities Act.

Item 8.   Exhibits.

4    Advantage Learning Systems, Inc. 1997 Stock
     Incentive Plan (as amended and restated).

5 Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of Godfrey & Kahn, S.C., included in
     Exhibit 5.

24 Powers of Attorney (included in the signature page of this Registration Statement).

Item 9.   Undertakings.*

     The Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section
     13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
     15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item
     6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


____________________

*Paragraphs correspond to Item 512 of Regulation S-K.

                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wisconsin Rapids, State of Wisconsin, on October 27, 1997.

                              ADVANTAGE LEARNING
                              SYSTEMS, INC.

                              By:/s/ Michael H. Baum
                                 -----------------------
                                 Michael H. Baum
                                 Chief Executive
                                 Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Michael H. Baum and John R. Hickey, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

/s/ Judith A. Paul                      Date:  October 27, 1997
-----------------------
Judith A. Paul
Chairman of the Board

/s/ Terrance D. Paul                    Date:  October 27, 1997
-----------------------
Terrance D. Paul
Vice Chairman of the Board

/s/ Michael H. Baum                     Date:  October 27, 1997
------------------------
Michael H. Baum
Chief Executive Officer
and a Director
(Principal Executive Officer)

/s/ John R. Hickey                      Date:  October 27, 1997
-------------------------
John R. Hickey
President and a Director

/s/ Richard W. Fickey                   Date:  October 27, 1997
------------------------
Richard W. Fickey
Secretary and Vice President,
Finance and Administration
(Principal Financial and
Accounting Officer)

/s/ Timothy P. Welch                    Date:  October 27, 1997
------------------------
Timothy P. Welch
Director

/s/ Perry S. Akins                      Date:  October 27, 1997
------------------------
Perry S. Akins
Director

/s/ John H. Grunewald                   Date:  October 27, 1997
------------------------
John H. Grunewald
Director

                    EXHIBIT INDEX

Exhibits

4    Advantage Learning Systems, Inc. 1997 Stock
     Incentive Plan (as amended and restated).

5 Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of Godfrey & Kahn, S.C., included in
     Exhibit 5.

24 Powers of Attorney (included in the signature page of this Registration Statement).